EXHIBIT 99.1

DELTA PETROLEUM CORPORATION
Roger A. Parker, Chairman and CEO
John R. Wallace, President and COO
Kevin K. Nanke, Treasurer and CFO
Broc Richardson, VP Corporate Development
370 17th Street, Suite 4300
Denver, Colorado 80202

For Immediate Release

                          DELTA PETROLEUM CORPORATION
                   ANNOUNCES SECOND QUARTER OPERATING RESULTS

                     REVENUE INCREASES 20% TO $49.0 MILLION

      DENVER, Colorado (August 8, 2007) -- Delta Petroleum Corporation
(NASDAQ Global Market: DPTR), an independent energy exploration and development company, today announced its financial and operating results for the second quarter and first half of 2007.

HIGHLIGHTS FOR THE QUARTER

    * Production from continuing operations increased 21% from first quarter levels.
    * Vega Unit (Piceance Basin) -- production increased to 22 million cubic feet per day (Mmcf/d) gross (100% WI). Commenced drilling on North Vega acreage and now have a total of four rigs operating in Vega and North Vega.
    * Cowboy Prospect (DJ Basin) -- new discovery resulting in six successful wells producing from J sand with gross production at approximately 1,000 barrels of oil per day (Bo/d) (~80% WI).

     For the quarter ended June 30, 2007, the Company reported total production of 4.23 billion cubic feet of natural gas equivalent (Bcfe), which was in line with previously issued guidance. Production from continuing operations increased 21% from first quarter levels and 17% when compared with the second quarter of 2006. Total revenue increased 20% to $49.0 million, compared with $40.7 million for the quarter ended June 30, 2006. Revenue from oil and gas sales was relatively unchanged. Average oil prices declined approximately 10% but were offset by the increase in production and the realization of $3.4 million in gains on effective derivative instruments.
Revenue from contract drilling and trucking fees increased 9% to $14.1 million (vs. $12.9 million for the second quarter of 2006). EBITDAX totaled
$19.5 million during the three months ended June 30, 2007, compared with $21.7 million for the three months ended June 30, 2006. Discretionary cash flow increased 7% to $17.9 million for the quarter ended June 30, 2007, versus $16.6 million in the comparable prior-year quarter. (Note: EBITDAX and Discretionary Cash Flow are non-GAAP measures and are described below.)

     For the quarter ended June 30, 2007, the Company reported a net loss of ($94.2 million), or ($1.51) per diluted share, compared with net income of $4.2 million, or $0.08 per diluted share, for the second quarter of the previous year. The loss includes various non-typical items such as an impairment and dry hole charge of $69.1 million primarily due to lower Rocky
Mountain natural gas prices and marginally economic deep zones. Most of the impairment amount recorded relates to previous deep drilling and completion activities that occurred on the Company's Howard Ranch Prospect and is not reflective of current shallow drilling activities in the area. In addition, the Company has recorded a $44.9 million valuation allowance on its deferred tax assets in accordance with SFAS No. 109.

     During the six months ended June 30, 2007, oil and gas sales from continuing operations decreased 5% to $56.5 million, compared with $59.5 million for the corresponding period of the previous year. The decrease was the result of a 7% decline in gas prices and a 10% reduction in oil prices, partially offset by an 11% increase in production from continuing operations.
Drilling and trucking revenue increased 32% to $30.4 million, from $23.0 million in the prior-year period.

     The Company reported a net loss for the six months ended June 30, 2007 of ($113.0 million), or ($1.94) per diluted common share, compared with net income of $18.0 million, or $0.34 per diluted common share, for the six months ended June 30, 2006. Net loss increased significantly due to the abovementioned $69.1 million impairment and dry hole charge and $44.9 million valuation allowance. EBITDAX totaled $35.1 million during the first six months of 2007, compared with $40.0 million in the first half of 2006.
Discretionary cash flow totaled $32.1 million for the six months ended June
30, 2007, versus $31.3 million in the prior-year period.

PRODUCTION VOLUMES, UNIT PRICES AND COSTS

Production volumes, average prices received and cost per equivalent Mcf for the three months ended June 30, 2007 and 2006 were as follows:

                                            Three Months Ended June 30,
                                    ---------------------------------------
                                           2007                 2006
                                    ------------------   ------------------
                                    Onshore   Offshore   Onshore   Offshore
                                    -------   --------   -------   --------
Production - Continuing Operations:
  Oil (Mbo)                             234         38       269         38
  Gas (Mmcf)                          2,606          -     1,775          -

Production - Discontinued Operations:
  Oil (Mbo)                            -             -        47          -
  Gas (Mmcf)                            (11)         -       416          -

Total Production (Mmcfe)              4,000        230     4,091        229

Average Price - Continuing Operations:
  Oil (per barrel)                   $61.31     $47.49    $67.89     $53.73
  Gas (per Mcf)                      $ 5.89     $    -    $ 5.89     $    -

Costs per Mcfe - Continuing Operations:
  Hedge effect                       $  .84     $    -    $ (.89)    $    -
  Lease operating expense            $ 1.05     $ 4.31    $ 1.11     $ 3.78
  Production taxes                   $  .45     $  .06    $  .54     $  .06
  Transportation costs               $  .19     $    -    $  .04     $    -
  Depletion expense                  $ 4.14     $ 1.24    $  3.71    $  .82

      Lease operating expense for the three months ended June 30, 2007 totaled $5.2 million, compared with $4.6 million for the prior-year quarter.
Lease operating expense from continuing operations for onshore properties approximated $1.05 per Mcfe in the most recent quarter, compared with $1.11 per Mcfe in the year-earlier period, primarily due to additional volumes from new wells without significant additional operating costs.

      Depreciation, depletion and amortization expense - oil and gas -- increased 32% to $17.4 million for the three months ended June 30, 2007, versus $13.2 million for the year-earlier period. Depletion expense increased 32% to $16.9 million, compared with $12.8 million, due to a 17% increase in production from continuing operations and a 12% increase in the onshore depletion rate. The onshore depletion rate increased to $4.14 per Mcfe, from $3.71 per Mcfe in the second quarter of 2006.

      Exploration expense consists of geological and geophysical costs and lease rentals. The Company's exploration costs for the three months ended
June 30, 2007 totaled $772,000, compared with $1.5 million for the prior-year period. Current year exploration expense includes activities in the Columbia
River Basin, central Utah Hingeline, and Newton County, Texas projects.

      General and administrative expense increased 47% to $12.9 million for the second quarter of 2007, versus $8.8 million for the three months ended
June 30, 2006. The increase in general and administrative expenses was primarily due to higher non-cash equity compensation costs of $3.1 million and a 19% increase in technical and administrative staff and related personnel costs.

Production volumes, average prices received and cost per equivalent Mcf for the six months ended

                                            Six Months Ended June 30,
                                    ---------------------------------------
                                           2007                 2006
                                    ------------------   ------------------
                                    Onshore   Offshore   Onshore   Offshore
                                    -------   --------   -------   --------

Production - Continuing Operations:
  Oil (Mbo)                             443         75       540         85
  Gas (Mmcf)                          4,651          -     3,251          -

Production - Discontinued Operations:
  Oil (Mbo)                              21          -        95          -
  Gas (Mmcf)                            271          -       814          -

Total Production (Mmcfe)              7,705        449     7,872        508

Average Price - Continuing Operations:
  Oil (per barrel)                   $58.42     $44.21    $64.35     $50.82
  Gas (per Mcf)                      $ 5.88     $    -    $ 6.29     $    -

Costs per Mcfe - Continuing Operations:
  Hedge effect                       $  .62     $    -    $ (.74)    $    -
  Lease operating expense            $ 1.13     $ 3.11    $ 1.13     $ 4.08
  Production taxes                   $  .45     $  .06    $  .52     $  .05
  Transportation costs               $  .23     $    -    $  .11     $    -
  Depletion expense                  $ 4.54     $ 1.32    $ 3.61     $  .81

      Lease operating expense for the six months ended June 30, 2007 was largely unchanged at $9.6 million, compared with $9.4 million in the corresponding period of the previous year. Lease operating expense from continuing operations for onshore properties approximated $1.13 per Mcfe in both the first half of 2007 and the first half of 2006.

      Depreciation, depletion and amortization expense - oil and gas -- increased 42% to $34.8 million for the six months ended June 30, 2007, compared with $24.6 million for the year-earlier period. Depletion expense totaled $33.8 million, versus $23.8 million in the first half of 2006. The
42% increase in depletion expense was due to an 11% increase in production from continuing operations and a 26% increase in the onshore depletion rate.

      Depreciation and amortization expense related to DHS Drilling Company increased to $10.7 million for the six months ended June 30, 2007, compared with $6.5 million a year earlier, due primarily to additional rigs placed in service by DHS.

      Exploration expense for the six months ended June 30, 2007 declined to $1.4 million, compared with $2.2 million for the year-earlier period.
Current year exploration expense includes activities in the Columbia River
Basin, central Utah Hingeline, and Newton County, Texas projects.

      General and administrative expense increased 42% to $24.5 million for the six months ended June 30, 2007, versus $17.2 million in the prior-year period. The increase was primarily due to higher non-cash equity compensation expense of $4.8 million and a 19% increase in technical and administrative staff and related personnel costs.

OPERATIONS UPDATE

      Vega Unit, Piceance Basin, CO, 50% - 100% WI - The Company has increased its activity to four drilling rigs as of the end of June 2007. Two rigs continue to run on the 100%-owned Vega Unit and two additional rigs have commenced drilling on the surrounding leasehold referred to as the North Vega area. The Company expects to drill approximately 32 net wells in the second half of the year, with approximately 20 net wells being completed and producing by year end. The Vega Unit, which was producing approximately 2
Mmcf/d at the beginning of 2007, is now producing 22 Mmcf/d, and with North
Vega production is expected to reach approximately 40 Mmcf/d by year end.

      Greentown Project, Paradox Basin, UT, 70% WI - The Company is drilling the Greentown Federal 35-12, which is located one mile west of the Greentown
State 36-11 discovery well.  The new well should be at total depth by late
August or early September. The Company is adding a second drilling rig in the Greentown area and plans to spud the Federal 28-11 two miles north of the previously drilled Greentown State 32-42 discovery well.

      Completion activities at the Greentown State 36-11 and 32-42 discovery wells have included most of the potentially productive hydrocarbon bearing intervals. The completion results have been inhibited, to date, due to mechanical challenges related to collapsed casing issues, primarily in the salt sections. The production casing has been unable to resist collapse forces, and significant sections of collapsed casing exist in both wellbores.
A new wellbore design relying on higher collapse strength casing should allow for more effective completions and long-term producibility. In spite of mechanical difficulties, the Company remains very optimistic about the Greentown project and its potential.

      Salt Valley Project, Paradox Basin, UT, 70% WI - The Salt Valley State
25-12 has also experienced significant collapsed casing difficulties, and only the upper portion of the gross interval is producing. The well is producing 10 Bo/d and 40 barrels of water per day (Bw/d), but most of the clastic intervals are below the collapsed casing and therefore are not contributing. Additional drilling plans for the Salt Valley area have been postponed until the effectiveness of the new casing design can be demonstrated in the Greentown wells.

      Gypsum Valley Project, Paradox Basin, CO, 70% WI - The Company has been negotiating to acquire additional acreage on the Gypsum Valley prospect and expects to commence drilling operations later this year, once such transactions have been finalized.

      Cowboy Prospect, DJ Basin, WY, 70% - 100% WI - The Company is developing a Cretaceous J Sand oil discovery called the Cowboy prospect in Laramie County, Wyoming. The field currently has six wells drilled with gross production at approximately 1,000 Bo/d. The Company plans to drill an additional five to six offset locations within the field and is acquiring a 3D seismic survey over the Cowboy prospect and surrounding leasehold to further delineate the field size. The aerial extent could encompass 30-40 locations based on existing 2D seismic and subsurface mapping.

      Howard Ranch Area, Wind River Basin, WY, 50-100% WI - The Company has drilled four new wells and recompleted four of its deep wells, and initial drilling and completion results are encouraging. The Company plans to resume drilling operations at Howard Ranch with another DHS drilling rig in late
August or early September pending additional federal permits. Current daily production from the eight wells approximates 4 Mmcf/d and 120 Bo/d.

      Midway Loop Area, SE Gulf Coast, TX, ~ 10%-55% WI - The Company has drilled the Dickens A-214 1H (45% WI) to total depth. The well was recently put on production sales at an initial potential of 14 Mmcf/d and 1,500 Bo/d.
In addition, the Company is drilling the second lateral in the Woods A-82 1H
(40% WI). The Woods well is projected to reach total depth later in August and begin producing by early September. The Company will spud the Baxter A-
141 1H (45% WI) next week. This location is directly offset to the east by the Simmons well and to the west by the newly completed Dickens well.

      Newton Field, SE Gulf Coast, TX, 100% WI - The Company has drilled and is completing the Gemini O1 on a seismic anomaly near the Aeolus feature. In addition, the Company has drilled the Roughneck O1 on a separate seismic anomaly. The log characteristics are encouraging, and the well will be completed in mid-August. The Company intends to drill several other shallow features.

      Central Utah Hingeline Project, UT, 65% WI - The Company is continuing with the permitting process for a new well on its second Hingeline prospect
(Parowan) and expects to commence drilling operations in September.

      Columbia River Basin, WA - The non-operated Brown 7-24 is drilling.
The Company has permitted two wells, the Gray 31-23 and the McBride 28-13, on separate geologic features, and will begin permitting the Mustang 22-11 on a third geologic structure. The Company expects to commence drilling operations on the Gray 31-23 after the Brown 7-24 has reached total depth.

PRODUCTION GUIDANCE

      The Company estimates that production for the quarter ending September
30, 2007 will be between 4.4 and 4.7 Bcfe.

COMMODITY HEDGES

      Effective July 1, 2007, the Company elected to discontinue cash flow hedge accounting on a prospective basis. Beginning July 1, 2007, the Company will recognize mark-to-market gains and losses in current earnings instead of deferring those amounts in accumulated other comprehensive income for the contracts that qualify as cash flow hedges. The net derivative gains in accumulated other comprehensive income as of June 30, 2007 related to those derivatives that were previously accounted for under hedge accounting will be reclassified to earnings as the original hedged transactions occur.

      In July 2007, the Company entered into WTI crude oil collar contracts for fourth quarter 2007 production and 2008 oil production of 1,200 Bbls per day. The floor price is $65.00 and the ceiling price ranges from $80.35 for the fourth quarter of 2007 to $79.83 for the fourth quarter of 2008.

EARNINGS RELEASE AND INVESTOR CONFERENCE CALL

      A conference call has been scheduled for 12:00 noon EDT today, Wednesday, August 8, 2007.

      Shareholders and other interested parties may participate in the conference call by dialing 888-200-2794 (international/local participants dial 973-935-8766) and referencing the ID code 9066743, a few minutes before
12:00 noon EDT on August 8, 2007.   The call will also be broadcast live on
the Internet at http://www.videonewswire.com/event.asp?id=41491 or can be accessed through the Company's website

                http://www.deltapetro.com/eventscalendar.html

A replay of the conference call will be available two hours after the completion of the conference call from August 8, 2007 until August 15, 2007 by dialing 877-519-4471 (international/local participants dial
973-341-3080) and entering the conference ID 9066743.

      The call will also be archived on the Internet through November 5, 2007 at http://www.videonewswire.com/event.asp?id=41491.

      Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company's core areas of operations are the Rocky Mountain and Gulf Coast Regions, which comprise the majority of its proved reserves, production and long term growth prospects.
Its common stock is traded on the NASDAQ Global Market System under the symbol "DPTR."

Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. Please refer to the Company's Forms 10-K, 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information.


           For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com
                                       or
              RJ Falkner & Company, Inc., Investor Relations Counsel,
               at (800) 377-9893 or via email at info@rjfalkner.com


SOURCE:     Delta Petroleum Corporation


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

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
_____________________________________________________________________________________

                                                          June 30,       December 31,
                                                            2007             2006
                                                         -----------      -----------
                                                         (Unaudited)
                                                             (In thousands, except
                                                              per share amounts)
                                          ASSETS
Current assets:
  Cash and cash equivalents                              $    90,309      $     7,666
  Assets held for sale                                           239            5,397
  Trade accounts receivable, net of allowance for
    doubtful accounts of $100 and $100, respectively          27,798           29,503
  Prepaid assets                                               7,488            4,384
  Inventory                                                    3,403            2,851
  Derivative instruments                                       7,231           10,799
  Other current assets                                         2,409            2,769
                                                         -----------      -----------
      Total current assets                                   138,877           63,369
                                                         -----------      -----------
Property and equipment:
  Oil and gas properties, successful efforts
   method of accounting
    Unproved                                                 223,689          218,380
    Proved                                                   658,730          591,149
  Drilling and trucking equipment                            149,524          136,038
  Pipeline and gathering system                               19,856           14,909
  Other                                                       14,407           13,983
                                                         -----------      -----------
      Total property and equipment                         1,066,206          974,459
  Less accumulated depreciation and depletion               (220,740)        (132,814)
                                                         -----------      -----------
      Net property and equipment                             845,466          841,645
                                                         -----------      -----------
Long-term assets:
  Derivative instruments                                         381             -
  Deferred financing costs                                     9,430            6,928
  Goodwill                                                     7,747            7,747
  Other long-term assets                                      10,902            6,723
  Investment in unconsolidated affiliates                      9,695            2,932
                                                         -----------      -----------
      Total long-term assets                                  38,155           24,330
                                                         -----------      -----------
      Total assets                                       $ 1,022,498      $   929,344
                                                         ===========      ===========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt                      $     1,000      $       816
  Accounts payable                                            81,322           84,439
  Other accrued liabilities                                    9,185           10,818
  Deferred tax liability                                        -               2,893
  Derivative instruments                                        -                 613
                                                         -----------      -----------
      Total current liabilities                               91,507           99,579
                                                         -----------      -----------
Long-term liabilities:
  7% Senior notes, unsecured                                 149,422          149,384
  3-3/4% Senior convertible notes                            115,000             -
  Credit facility                                               -             118,000
  Unsecured term loan                                           -              25,000
  Credit facility - DHS                                       79,334           74,050
  Asset retirement obligation and other debt, net              3,687            4,048
  Deferred tax liability                                      10,390            3,660
                                                         -----------      -----------
      Total long-term liabilities                            357,833          374,142
                                                         -----------      -----------
Minority interest                                             27,223           27,390

Commitments and contingencies                                   -                -

Stockholders' equity:
  Preferred stock, $.01 par value:
    authorized 3,000,000 shares, none issued                    -                -
  Common stock, $.01 par value:
    authorized 300,000,000 shares, issued 66,323,000 shares
    at June 30, 2007 and 53,439,000 at December 31, 2006         663              534
  Additional paid-in capital                                 657,558          430,479
    Accumulated other comprehensive income                     8,309            4,865
    Accumulated deficit                                     (120,595)          (7,645)
                                                         -----------      -----------
      Total stockholders' equity                             545,935          428,233
                                                         -----------      -----------
      Total liabilities and stockholders' equity         $ 1,022,498      $   929,344
                                                         ===========      ===========

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

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
______________________________________________________________________________________________


                                               Three Months Ended          Six Months Ended
                                                     June 30,                  June 30,
                                                 2007        2006         2007         2006
                                              ---------    ---------    ---------    ---------
                                                  (In thousands, except per share amounts)
Revenue:
  Oil and gas sales                           $  31,524    $  30,770    $  56,528    $  59,475
  Contract drilling and trucking fees            14,108       12,931       30,402       23,045
  Gain (loss) on effective derivative
    instruments, net                              3,355       (3,008)       4,545       (4,782)
                                              ---------    ---------    ---------    ---------
      Total revenue                              48,987       40,693       91,475       77,738
                                              ---------    ---------    ---------    ---------
Operating expenses:
  Lease operating expense                         5,203        4,621        9,632        9,375
  Transportation expense                            759          135        1,681          739
  Production taxes                                1,805        1,833        3,338        3,367
  Depreciation, depletion and amortization
    - oil and gas                                17,388       13,187       34,774       24,551
  Depreciation and amortization -
    drilling and trucking                         5,581        3,940       10,715        6,464
  Exploration expense                               772        1,493        1,396        2,176
  Dry hole costs and impairments                 69,061           46       72,578        1,386
  Drilling and trucking operations                9,552        7,590       20,016       13,493
  General and administrative                     12,928        8,785       24,473       17,196
  Gain on sale of oil and gas properties           -             (49)        -         (18,916)
                                              ---------    ---------    ---------    ---------
      Total operating expenses                  123,049       41,583      178,603       59,831
                                              ---------    ---------    ---------    ---------
Operating income (loss)                         (74,062)        (890)     (87,128)      17,907
                                              ---------    ---------    ---------    ---------
Other income and (expense):
  Other income                                      436          176          587          312
  Gain on sale of investment in LNG                -            -            -           1,058
  Gain (loss) on ineffective derivative
    instruments, net                                989        1,967         (674)       8,543
  Minority interest                                 291         (328)         308         (859)
  Interest and financing costs, net              (5,341)      (7,353)     (12,936)     (12,847)
                                              ---------    ---------    ---------    ---------
      Total other expense                        (3,625)      (5,538)     (12,715)      (3,793)
                                              ---------    ---------    ---------    ---------
Income (loss) from continuing operations
  before income taxes and discontinued
  operations                                    (77,687)      (6,428)     (99,843)      14,114
Income tax expense (benefit)                     12,945       (2,439)       5,470        5,306
                                              ---------    ---------    ---------    ---------
Income (loss) from continuing operations        (90,632)      (3,989)    (105,313)       8,808

Discontinued operations:
  Income from discontinued operations of
    properties sold, net of tax                     307        1,488          905        2,496
  Gain (loss) on sale of discontinued
    operations, net of tax                       (3,880)         636       (8,542)         636
                                              ---------    ---------    ---------    ---------
Income (loss) before extraordinary gain,
  net of tax                                    (94,205)      (1,865)    (112,950)      11,940
                                              =========    =========    =========    =========

Extraordinary gain, net of tax                     -           6,075         -           6,075
                                              ---------    ---------    ---------    ---------
      Net income (loss)                       $ (94,205)   $   4,210    $(112,950)   $  18,015
                                              =========    =========    =========    =========

Basic income (loss) per common share:
  Income (loss) from continuing operations    $   (1.45)   $   (0.07)   $   (1.81)   $    0.17
  Discontinued operations                         (0.06)        0.03        (0.13)        0.06
  Extraordinary gain, net of tax                   -            0.12         -            0.12
                                              ---------    ---------    ---------    ---------
  Net income (loss)                           $   (1.51)   $    0.08    $   (1.94)   $    0.35
                                              =========    =========    =========    =========

Diluted income (loss) per common share:
  Income (loss) from continuing operations    $   (1.45)   $   (0.07)   $   (1.81)   $    0.17
  Discontinued operations                         (0.06)        0.03        (0.13)        0.06
  Extraordinary gain, net of tax                   -            0.12         -            0.11
                                              ---------    ---------    ---------    ---------
  Net income (loss)                           $   (1.51)   $    0.08    $   (1.94)   $    0.34
                                              =========    =========    =========    =========



                          DELTA PETROLEUM CORPORATION
              RECONCILIATION OF DISCRETIONARY CASH FLOW AND EBITDAX
                               (in thousands)
                                 (unaudited)

THREE MONTHS ENDED:                               June 30,    June 30,
                                                   2007        2006
                                                  -------     -------

CASH PROVIDED BY OPERATING ACTIVITIES             $12,183     $21,579

Changes in assets and liabilities                   4,909      (6,483)
Exploration and dry hole costs                        773       1,539
                                                  -------     -------
Discretionary Cash Flow*                          $17,865     $16,635
                                                  -------     -------

SIX MONTHS ENDED:                                 June 30,    June 30,
                                                   2007        2006
                                                  -------     -------

CASH PROVIDED BY OPERATING ACTIVITIES             $24,712     $28,698

Changes in assets and liabilities                   4,988        (639)
Exploration and dry hole costs                      2,389       3,270
                                                  -------     -------
Discretionary Cash Flow*                          $32,089     $31,329
                                                  -------     -------

* Discretionary cash flow represents net cash provided by operating activities before changes in assets and liabilities plus exploration costs. Discre-tionary cash flow is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional nformation regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Discretionary cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for cash flows from operating, investing or financing activities as an indicator of cash flows, or as a measure of liquidity.


THREE MONTHS ENDED:                               June 30,    June 30,
                                                    2007        2006
                                                  --------    --------
Net income (loss)                                 $(94,205)   $  4,210

Income tax expense (benefit)                        16,514       2,370
Interest and financing costs                         5,341       7,353
Depletion, depreciation and amortization            22,985      18,718
(Gain) loss on sale of oil and gas properties
  and other investments                                 15     (10,659)
Unrealized (gain) loss on derivative contracts        (989)     (1,816)
Exploration and dry hole costs                      69,833       1,539
                                                  --------    --------
EBITDAX**                                         $ 19,494    $ 21,715
                                                  --------    --------


SIX MONTHS ENDED:                                 June 30,    June 30,
                                                    2007        2006
                                                  --------    --------

CASH PROVIDED BY OPERATING ACTIVITIES             $ 12,183    $ 21,579

Changes in assets and liabilities                    4,909      (6,483)
Interest net of financing costs                      4,858       6,537
Exploration and dry hole costs                         773       1,539
Other non-cash items                                (3,229)     (1,457)
                                                  --------    --------
EBITDAX**                                         $ 19,494    $ 21,715
                                                  --------    --------


SIX MONTHS ENDED:                                 June 30,    June 30,
                                                    2007        2006
                                                 ---------    --------

Net income (loss)                                $(112,950)   $ 18,015

Income tax expense (benefit)                         7,476      10,713
Interest and financing costs                        12,936      12,847
Depletion, depreciation and amortization            46,315      34,390
(Gain) loss on sale of oil and gas properties
  and other investments                              6,623     (30,586)
Unrealized (gain) loss on derivative contracts         674      (8,988)
Exploration and dry hole costs                      73,974       3,562
                                                  --------    --------
EBITDAX**                                         $ 35,048    $ 39,953
                                                  --------    --------


SIX MONTHS ENDED:                                  June 30,    June 30,
                                                     2007        2006
                                                  --------    --------

CASH PROVIDED BY OPERATING ACTIVITIES             $ 24,712    $ 28,698

Changes in assets and liabilities                    4,988        (639)
Interest net of financing costs                     11,597      11,722
Exploration and dry hole costs                       2,389       3,270
Other non-cash items                                (8,638)     (3,098)
                                                  --------    --------
EBITDAX**                                         $ 35,048    $ 39,953
                                                  --------    --------

** EBITDAX represents net income before income tax expense (benefit), interest and financing costs, depreciation, depletion and amortization expense, gain on sale of oil and gas properties and other investments, unrealized gains
   (loss) on derivative contracts and exploration and impairment and dry hole costs. EBITDAX is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDAX is also a financial measurement that, with certain negotiated adjustments, is reported to our lenders pursuant to our bank credit agreement and is used in the financial covenants in our bank credit agreement and our senior note indentures. EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations, or cash flow provided by operating activities prepared in accordance with GAAP.